Exhibit 99.1

Titan Pharmaceuticals, Inc.

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS ENTERS INTO $15 MILLION ROYALTY SALE

AGREEMENT WITH DEERFIELD MANAGEMENT

Funds Support Continued Late-Stage Development of Probuphine for Opioid Dependence

South San Francisco, CA – November 15, 2011 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced that it has entered into an agreement with Deerfield Management Company, L.P. and certain investment funds managed by it (Deerfield) to sell a substantial portion of the Company’s remaining future royalties on the sales of Fanapt® (iloperidone), an atypical antipsychotic approved in the U.S. for the treatment of schizophrenia in adult patients and marketed by Novartis Pharma, AG to Deerfield in exchange for $5 million in cash, a $10 million reduction in Titan’s outstanding debt to Deerfield and a revised repayment schedule that delays initial payment of principal by one year to April 2013. The proceeds of this transaction will be used to support the ongoing late-stage development of Probuphine™ for the treatment of opioid dependence, the preparation of the New Drug Application (NDA) for Probuphine and for general corporate purposes. Funding is expected to occur on or about November 30, 2011. Additional details of the transaction are provided below.

“This is an important extension of our existing relationship with Deerfield, a leading healthcare investor,” said Sunil Bhonsle, President of Titan Pharmaceuticals. “By monetizing our future Fanapt royalty stream, we are able to realize the value of that program in a timely manner to support the near-term activities associated with Probuphine development and NDA preparation while also advancing our ongoing strategic partnership discussions.”

Terms of the Financing

On March 16, 2011 Titan announced that it had entered into an agreement with Deerfield to provide Titan with $20 million in funding through a five-year senior secured credit facility for certain considerations, including payment of a portion of its Fanapt revenue stream, details of which were provided in that press release and subsequent SEC filings. As of September 30, 2011, the outstanding principal owed by Titan under the credit facility was $20 million. Under the terms of the new agreement executed on November 14, 2011, Titan is selling a substantial portion of the remaining future royalties on the sales of Fanapt to Deerfield in exchange for $5 million in cash, a $10 million reduction in the principal amount owed to Deerfield under the existing facility agreement and a revised principal repayment schedule of $2.5 million per year for four years commencing in April 2013 to retire the remaining debt of $10 million. Following the closing of the transaction, Deerfield is entitled to the balance of Titan’s portion of the royalties on Fanapt (5.5 percent to 7.5 percent of net sales, net of the 2.5 percent previously sold to Deerfield) up to a threshold level of net sales of Fanapt (as outlined below) and 40 percent of the royalties above the threshold level. Titan retains 60 percent of the royalties on net sales of Fanapt above the threshold levels, subject to an agreement that half of any such retained royalties will go towards repayment of the Company’s outstanding debt to Deerfield.

	2011	2012	2013	2014	2015	2016	2017
Threshold net sales (mil)	all Q4	$70	$85	$109.25	$120.75	$126.5	$46

RBC Capital Markets acted as advisor to Titan for this transaction.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:
Titan Pharmaceuticals, Inc.	Pure Communications
Sunil Bhonsle, 650-244-4990	Dan Budwick, 973-271-6085
President	dan@purecommunicationsinc.com

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